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Investor Call Transcript

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EDITED TRANSCRIPT

TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

EVENT DATE/TIME: APRIL 15, 2013 / 12:30PM GMT

OVERVIEW:

TMO reported that it has signed a definitive agreement to acquire Life Technologies for a total cash consideration of $13.6b.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

CORPORATE PARTICIPANTS

Kenneth Apicerno Thermo Fisher Scientific Inc—VP, IR

Marc Casper Thermo Fisher Scientific Inc—President and CEO

Greg Lucier Life Technologies—Chairmand and CEO

Pete Wilver Thermo Fisher Scientific Inc—CFO

CONFERENCE CALL PARTICIPANTS

Ross Muken ISI Group—Analyst

Tycho Peterson JPMorgan Chase & Co.—Analyst

Jon Groberg Macquarie Research Equities—Analyst

Tony Butler Barclays Capital—Analyst

Daniel Brennan Morgan Stanley—Analyst

Derik De Bruin BofA Merrill Lynch—Analyst

Amit Bhalla Citigroup—Analyst

Isaac Ro Goldman Sachs—Analyst

Doug Schenkel Cowen and Company—Analyst

Tim Evans Wells Fargo Securities—Analyst

Brian Kip CLSA—Analyst

Dan Leonard Leerink Swann & Company—Analyst

Steve Willoughby Cleveland Research Company—Analyst

Dan Arias UBS—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to today’s conference call and webcast to discuss Thermo Fisher Scientific acquisition of Life Technologies. At this time, all participants have been placed in a listen-only mode. The call will be open for your questions following the presentation.

(Operator Instructions)

I would now like to turn the call over to Ken Apicerno, Vice President of Investor Relations at Thermo Fisher Scientific. Please go ahead sir.

Kenneth Apicerno —Thermo Fisher Scientific Inc—VP, IR

Thank you, and good morning everyone. Welcome to our conference call to discuss Thermo Fisher’s acquisition of Life Technologies, which we announced earlier today. On the call we have Marc Casper, our President and Chief Executive Officer, Pete Wilver, our Chief Financial Officer, and Greg Lucier, Chairman and CEO of Life Technologies. Marc and Pete will run through a brief slide presentation for you that’s available in the Investor’s Section of our website, and then after prepared comments we’ll go to Q&A.

So turning to slide 2 of the presentation, let me briefly cover our Safe Harbor statement. Various remarks that we may make about Thermo Fisher’s future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors as set forth in Thermo Fisher and Life Technologies’ most recent annual reports, and Life Technologies most recent current report which are on file with the SEC and available on our respective websites.

As well as the possibility that expected benefits related to the transaction may not materialize as expected, the transaction not being timely completed, if completed at all. Prior to the completion of the transaction, Life Technologies’ business experience disruptions due to transaction related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners, or governmental entities. And the parties being unable to successfully implement integration strategies, or to achieve expected synergies and operating efficiencies within the expected time frames or at all.

While the parties may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today. Also during this call, we’ll be referring to certain financial measures not prepared in accordance with Generally Accepted Accounting Principles, or GAAP, such as adjusted EPS, adjusted operating income, adjusted EBITDA, adjusted ROIC, and free cash flow. We believe that the use of these non-GAAP measures help investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. Slide 3 contains some additional information for shareholders related to this transaction, which is also included in our press release.

So with that, I’ll now turn the call over to Marc.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thanks Ken. Good morning everyone, and thank you for joining us on such short notice. We’re very excited to talk to you today about our acquisition of Life Technologies, a global leader in Life Sciences. Very simply put, this is a story about two industry leaders joining forces to create an even stronger industry leader. And we believe the combination will create tremendous value for our customers, employees, and shareholders alike. Before I get into my remarks, I’d like to turn it over to Greg Lucier to make a few comments about the transaction. Greg?

Greg Lucier —Life Technologies—Chairmand and CEO

Thank you Marc. I want to echo Marc’s sentiments about how excited we are about this transaction. We truly believe that the combination of Life Technologies with Thermo Fisher is a tremendous opportunity and the best path forward for our shareholders, our customers and our team of employees. Today’s transaction is the culmination of our efforts to become a leading biotechnology company.

When I started at Life’s predecessor, Invitrogen, in 2003 we had about 2,700 employees and just 100 patents. Today, Life has over 10,000 employees and over 5,000 patents. And since 2003, our revenues have grown to $3.8 billion from $778 million, and EBITDA has grown to $1.2 billion from $203 million. I’m very proud to say that our innovative biotechnology solutions today have leading market positions and are used by customers in over 180 countries.

Today’s announcement also represents the successful conclusion to our Board’s strategic review to enhance their stockholder value and develop an even stronger future for our Company. We conducted a robust process, resulting in a transaction that delivers immediate and significant cash value to our stockholders. We are excited to bring together two companies intent on accelerating innovation for our customers, and better positioning the combined company for success in a highly competitive global industry. As you know, Life has made significant investments over the past several years, specifically in genetic analysis and molecular biology. Our Ion Torrent technology is a game changing product, and each day more customers recognize its benefits. Thermo Fisher intends to fuel our expansion in this technology.

Also, I would like to take a moment to express my deepest appreciation for our hard-working and dedicated employees. We believe our employees will benefit from being part of the combined company with the depth of resources, innovative spirit, and commitment to science needed to sustain our success in this industry.

And finally, as you may know, Marc and I have known each other for a while. We’ve developed a good relationship together and his team, and I look forward to looking closely with all of them as we move this transaction forward.

And with that, I’ll turn it back over to you Marc.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thank you Greg. We believe this is a terrific company that squarely meets our acquisition criteria, which you’ve heard me talk about many times over the past years. First, it strengthens our strategic position, creating an unrivaled leader for research, specialty diagnostics, and applied markets. For our customers, it brings two strong and complementary offerings together to strengthen our technology and innovation leadership. Life Technologies also expands our global commercial reach to make the combined company the ultimate customer partner. Last, as a combined company, we’ll have an even stronger cash flow and adjusted EPS growth, and that’s a very compelling financial profile.

Let’s turn to slide 5 to give you a quick overview of what Life Technologies brings to the table. Many of you know Life Technologies very well. Here’s a snapshot of the Company highlighting some of the basic facts. It’s a $3.8 billion global leader in Life Sciences, and we look forward to welcoming 10,000 new colleagues to our team. The Company has a large and highly complementary product portfolio that includes consumables for all types of sample preparation, gene expression, and cellular research.

It provides consumables and instruments used to sequence and analyze DNA, including next generation sequencing. A new capability that we’re extremely excited about. And it has a range of products for applied markets as well, with significant offerings for customers doing DNA analysis in forensic laboratories for example. If you look at Life Technologies’ revenue in terms of product mix, about 85% is recurring consisting of consumables and services. Geographically, the business has a strong growth profile with a growing presence in Asia-Pacific and emerging markets.

With Life Technologies, we’re adding premier brands that are very well known by Life Science researchers. We’ve picked a few to highlight on the slide. You probably know about the Invitrogen brand of reagents, and Ion Torrent sequencing technology, Gibco is a leading cell culture brand, and Applied Biosystems includes reagents and instruments for real-time PCR-based testing. So that’s what Life Technology brings.

On slide 6, I’ll talk about why it makes sense to be part of Thermo Fisher from a strategic perspective. First, it significantly strengthens our customer value proposition. It as to our depth of capabilities in key customer markets where we have an opportunity to increase our presence. Let’s think of this in terms of our stated growth drivers. Technology innovation, commercial strength, and emerging markets. The combination with Life Technologies enhances each one, and I’ll get into more detail in the next few slides.

Second, it creates compelling value for our shareholders. Pete will cover the details in a few minutes, but this transaction is expected to deliver attractive returns from an ROIC perspective, strong cash flow, and significant accretion to our adjusted EPS. As I mentioned earlier, we’re very enthusiastic about the potential of Life Technologies next generation sequencing platform. The performance capabilities of this technology will dramatically accelerate the discovery rate of gene-based disease mechanisms, which can be used to develop more rapid diagnoses and treatments. When you add this to our premier proteomics offering and our leadership in specialty diagnostics, we have exciting new opportunities for long-term growth.

Slide 7 shows what we will look like as a combined company, with 2012 pro forma revenues of more than $16 billion. As you can see on the first pie chart, we’ve become a much stronger technology company. With the addition of Life Technologies, better than two thirds of our offerings will be differentiated by innovative technologies that are used by customers working in research labs, hospitals, or in applied markets. In terms of product mix, Life Technologies’ offering adds about six points to our existing consumables mix expanding our share of recurring revenue. And if you look at the geographic breakdown, the combination adds meaningful scale in Asia-Pacific and emerging markets. As you know, this is an important growth driver for us especially given the increased demand for healthcare and diagnostics. Adding Life Technologies strengthens our opportunities in these high-growth regions.

Let’s now turn to slide 8, where you can really get a sense of what this combination creates from a technology and innovation perspective. It’s really exciting when you put it all together. We’ve become a technology powerhouse, because we’re bringing together the leader in genomics with the leader of proteomics. It also gives us a much broader complementary offering for our customers in BioPharma production, applied markets, and specialty diagnostics. There’s a lot of information on the slide, but I’ll hit the highlights. In research and discovery, you know us as the leader in mass spectrometry and for our depth capabilities to support research scientists. You also know we’ve been expanding our position in PCR-based testing. And Life Technologies offering here gives us significant strength in qPCR.

Our offering is even more compelling when we add Life Technologies’ strength in next-gen sequencing. In serving the BioPharma production market, we benefit from the strong growth trends that this market is enjoying. Here we’re combining our strength in single use technologies with Life Technologies’ strength in chromatography consumables for purification applications.

Turning to applied markets, our strong position in food safety and environmental testing and Life Technologies’ extensive offering in forensic analysis complement each other quite nicely. Last, our capabilities extend from the laboratory all the way to the clinician’s office. As a combined company, we’ll be able to increase the impact our customers can have on human health through new tests and treatments that will come for our combined Company’s commitment to innovation and scientific expertise.

Turning to slide 9, you could say that today we’re already the ultimate customer partner. But this unique position is even more compelling when you put our companies together. We will have greater access through Life Technologies’ highly regarded e-commerce capability, which they used to transact over half their orders. When you

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

combine that with our industry-leading customer channels for research and healthcare markets, we’ll have a commercial presence that no other company in the industry can match. This leading commercial infrastructure and the deep relationships that both companies have with key customers will open even more doors for Thermo Fisher. Last, when it comes to order fulfillment, our customers will benefit from the operational machine that delivers and ships about 50,000 orders every day. This is supported by world-class inventory, logistics management, and supply chain capabilities, including coal chain which is critical for handling biological samples and reagents.

Now I’ll turn the call over to Pete to talk about why we believe this transaction is so compelling for our shareholders. Pete?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

Thanks Marc. First, I’d like to echo Marc’s excitement about this transaction, as I believe it’s a big win for our customers, shareholders, and employees alike.

As you saw in our press release this morning, we’re paying $76 per Life Technologies’ share, for a total cash consideration of $13.6 billion. In addition, we’ll be assuming Life Technologies’ existing net debt upon closing, which for reference was $2.2 billion as of year-end 2012. The transaction delivers attractive financial returns with an adjusted ROIC that will exceed our cost of capital no later than in year four, with upside opportunity to accelerate that to as early as year three. The transaction is significantly accretive to our adjusted EPS upon close, and is expected to add $0.90 to $1 to our adjusted EPS in the first full year. As a result of adding Life Technologies’ earnings to ours, and the realization of operating income synergies and tax efficiencies.

In that regard, we’re targeting to generate a total of $275 million of adjusted operating income synergies, composed of $250 million of cost synergies, and $25 million of revenue synergies. About 30% of the cost synergies will come from eliminating redundant public Company expenses, and the balance will come from leveraging the combined businesses scale and our PPI business system, as well as consolidating some facilities and support functions.

In terms of revenue synergies, we expect to achieve a greater share of wallet from existing customers by leveraging our combined commercial capabilities and depth and breadth of product lines. We also believe that we can drive additional emerging market penetration with enhanced Asia-Pacific presence and commercial infrastructure.

And finally in terms of tax, as we’ve done in the past, we expect to benefit from leveraging our combined global structure to materially lower Life’s tax rate. So this combination creates a significant and achievable opportunity to create shareholder value.

Moving to slide 11. I’ll review more of the transaction details. In terms of financing, we have a fully committed bridge in place to support our offer. Permanent financing will not be issued until near the close date, but we expect it to come from the issuance of new debt and equity, as well as available cash. Of the $13.6 billion of total cash consideration, we expect the split to be cash and debt of $9.5 billion to $10 billion and equity of up to $4 billion.

In terms of leverage, we expect a pro forma leverage ratio of about 4.3 to 4.4 times total debt to adjusted EBITDA at the closing date. And the combined company will generate in excess of $2.5 billion per year in free cash flow, which will allow us to pay down debt rapidly. We expect to be back down to our target leverage ratio of 2.5 to 3 times within two years. And to achieve this, we’ll need to devote the large majority of our cash flow towards paying down debt during that two-year period.

We’ve discussed the proposed permanent financing structure with the rating agencies. And although we do expect some change to our existing ratings, we fully expect to remain investment grade. With respect to our dividend, we’re committed to paying a dividend going forward, and we expect to increase the amount over time. And once we’re back within our target leverage ratio, we would expect return of capital to revert back closer to historical levels. And given the even stronger cash flow profile of the combined company, there’s a high likelihood that we would change the mix to increase the level of dividends.

In terms of next steps, Life Technologies’ shareholders need to approve the transaction. And we also need to obtain regulatory approvals, which we expect to complete in early 2014.

So closing with the last slide, we think this transaction is great for our companies and will create significant value for all of our key stakeholders. With that I’d like you to open up for questions. Operator?

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

QUESTION AND ANSWER

Operator

The floor is opened for questions at this time.

(Operator Instructions)

Ross Muken with ISI Group.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Hello Ross.

Ross Muken —ISI Group—Analyst

Congratulations.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thank you.

Ross Muken —ISI Group—Analyst

So, as we fast forward and look at the perform entity, can you give us an idea of what — you talked about obviously some of the benefits of the combination. Can you talk about from a financial perspective how you think about your long-term core growth rates top line, bottom line? And then Pete, you talked a bit about at the end of the script, the return to more traditional capital commitment. Obviously, one of the key things here is it’s going to be a massive free cash generator. You talked about maybe a bias more so towards the dividend. Obviously in general, this is going to be a much larger, much more mature entity. To help frame that whole discussion of what you’ve really created here and what the financial aspects of that are going to be once we get through the combination?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So Ross, thanks for the question. First of all, strategically we’ve created a very powerful company and unrivaled industry leader with very bright prospects. As you look at the financials of that, there’s a lot to your question. But let me start first with the growth side of it on the top line.

When you look at Thermo Fisher, as you know, we’ve for the long-term have articulated 4% to 6% organic growth. And more recently, Life Technologies has been growing a little bit slower than that. And as an industry participant, we understand the drivers of that. We’ve confirmed that with diligence. And basically the business is going through a transition period, and we actually think the tougher days are behind the business. And actually, the future looks quite bright for Life Technologies. And there are obviously a lot of additive synergies on the top line that strengthen the growth profile going forward. So we feel good about that prospects.

I think it’s very important for the Thermo Fisher shareholders to also understand that when we talk about the ROIC targets that Pete articulated and the accretion and all of those things, that what we assumed in our base case model which we articulated is that Life Technologies is going to grow on average 3% organically going forward. So we took a relatively conservative view on that, and left a lot of upside scenarios on the table. Our aspirations are obviously to drive a higher level of growth, and we think that’s very much possible. But we wanted to ensure that under that set of assumptions this would be a very attractive deal for our shareholders.

Ross Muken —ISI Group—Analyst

And maybe as it relates to the business, you talked a bit about the endeavors in next-gen sequencing. Obviously a lot of new market debate about what to do with that part of the asset and how that fits into your portfolio. And maybe talk a bit about through diligence or of your conclusions there, and strategically where you see that fitting into the portfolio and your assumptions around that business?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Sure. So Ross, I think a question we have gotten asked a lot over the years is what’s our view on next-gen sequencing? And what we’ve always said is that we think it’s in an important market, but we thought that it was a market best served by two major industry participants. And that we had always chose not to be a third participant in

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

that market other than as a supplier of some reagents and supplies to the other participants. But as we know the Ion Torrent franchise well and the strength of the very strong talent that Life Technologies brings, we like the prospects of the next-gen sequencing business, and understand that it’s a number two player. But that it has been gaining share recently, and has a very exciting technology pipeline.

Ross Muken —ISI Group—Analyst

Okay. Great. And maybe one last quick one, I apologies it’s a big day. So as it relates to the offer, and maybe talk a bit about the decision. And maybe this is more for Greg or their team, maybe talk a bit about the decision to take all cash versus some component of the stock. Explain why it’s going to be more of a secondary versus an exchange, just in the context. And obviously the financial implications here are pretty significant, maybe talk a bit about that as a mix and the bias from both sides?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So I’ll start, and then obviously Greg can talk about on behalf of his shareholders. From the Thermo Fisher perspective, our view on doing an all cash offer is that it would allow us to buy the business at the most attractive price from our perspective. And we felt that with the debt markets the way they were that we would be able to get a very attractive set of financing, and that we would issue equity a little bit later in the year as we get closer to transaction to those shareholders that absolutely wanted to make further investments in Thermo Fisher.

Greg Lucier —Life Technologies—Chairmand and CEO

And I would just say, Ross, that the Board conducted a very robust process through its strategic review, and we believe that this all-cash offer provides immediate significant value to our shareholders. And so we’re very pleased with the outcome.

Ross Muken —ISI Group—Analyst

Great. Thanks, guys.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Ross, thanks for the questions.

Operator

Tycho Peterson with JPMorgan.

Tycho Peterson —JPMorgan Chase & Co.—Analyst

Hello. Thanks for taking the question, and congratulations. A couple quick ones for Pete. Just for starters, can you talk about what you’re assuming for tax rate for the combined company, and also the rate on the debt financing?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

So in terms of the tax rate, so what we would be doing is taking Life Technologies down closer to Thermo Fisher’s tax rate, which is around 15%. So that’s the goal. And then in terms of the financing, it’s about — in terms of the average coupon it’s around 3.25%, 3.5%.

Tycho Peterson —JPMorgan Chase & Co.—Analyst

Okay. And then in terms of antitrust, I guess we tend to think about maybe a little bit in PCR and bio-production in terms of where you would get the reviews. Is that a fair assessment? And any sense of how the antitrust process could develop?

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So Tycho, good questions. It’s obviously an area that we’re very well advised. We have terrific counsel in this area. And as we look at the process going forward, we would expect to close the transaction early in 2014. And certainly we’re not going to speculate on what the governments might think, but we feel good about the process going forward.

Tycho Peterson —JPMorgan Chase & Co.—Analyst

And then, any preliminary thoughts on reporting segments? And I think you mentioned in the release the Board you’d be expanding it. So any comments there just how many numbers you’ll adding?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. So Tycho, in terms of reporting segments, we will do that right at the time of close. So it’s business as usual through that period. And in terms of Board, we’re excited to be able to invite one of the Life Technologies Board members to join the Thermo Fisher Board, and that individual hasn’t been determined yet. But we’ll do that right after just after the transaction closes.

Tycho Peterson —JPMorgan Chase & Co.—Analyst

And then are there other management agreements? I know you mentioned Mark Stevenson in the release, but how about from either Ion Torrent or other key members of the Life management team?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So Marc, let’s start there, is excited to be joining the Company leadership team at Thermo Fisher in a significant capacity going forward. So we’re excited to have Mark join our leadership team. And obviously Life Technologies has a number of mechanisms to keep their terrific employees engaged on the business. Maybe Greg if you want to add anything there, feel free.

Greg Lucier —Life Technologies—Chairmand and CEO

Yes, you bet. Look, we have an incredible group of employees, and I think any company would be lucky to have them. But the good thing is that I think Thermo Fisher recognizes our talent, the expertise. And as Marc said, we have programs in place to retain this talent from signing to close, and allow further conversations to take place in that period of time to move on to Thermo Fisher upon close.

Tycho Peterson —JPMorgan Chase & Co.—Analyst

Okay. Great. Thank you very much and congrats.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thank you Tycho.

Operator

Jon Groberg with Macquarie.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Jon Groberg —Macquarie Research Equities—Analyst

Good morning, and let me echo my congratulations on creating this unparalleled company. Can you maybe just talk a little bit — obviously one of the big opportunities here outside of the tax and the cost of debt is the cost synergies and the cost savings. And Marc, can you maybe just talk a little bit more about the buckets that you see there? You mentioned two very strong channels, but I would guess there’s maybe a little bit of overlap there as well. So maybe talk about some of the bigger buckets on the cost saving front?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

Yes. As I said, about 30% of the cost savings come from redundant public company costs, and then the balance you can think of it about 50/50 between operational excellence including PPI, global sourcing, things like that. And then the other piece would be combining the two complementary pieces of the business.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

And John, and obviously from a revenue synergy perspective, we put a small placeholder into the numbers, basically $75 million of revenue contributing $25 million of earnings in year three. When you look back at things like Dionex, a much smaller transaction, we had very significant revenue synergies that came in much earlier than the timelines that we had articulated. And what we thought here in terms of the right way to model it and to justify it, was to start out with a very moderate set of assumptions and then work to obviously over achieve it.

Revenue synergies will come from a number of areas, but a couple examples would be leveraging the Life Technologies’ strength in e-commerce to sell additional products that are used in the same work flows by customers for example, art lab consumables, as well as our laboratory chemicals were clearly a benefit from that. And then our large and strong position at our corporate accounts, we’ll be able to help Life Technologies gain greater share of wallet at those customers would be a couple types of examples to drive additional top line synergies and the profit that goes with it.

Jon Groberg —Macquarie Research Equities—Analyst

Okay. That’s very helpful. And then Marc, you alluded to the fact all that company is going to have cycles. Thermo went through a couple years where for a number of reasons one-time items and it grows fast as you alluded. When you did your diligence you thought maybe Life was going through something similar. Obviously, one of the big question marks that people have is the outlook for let’s call it their whole genetic analysis portfolio, just given a lot of the changes that have been occurring there.

So can you maybe just one talk about how comfortable you are with that once you did your diligence? And then maybe along the similar lines, is there anything we need to be aware of since this isn’t going to close until 2014 that would break the deal? Is there any kind of covenants or anything we need to know about or agreements that could break the deal? Thanks.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. So we are very positive on—and very—and think that the outlook for Ion Torrent as well as the genetic analysis business more broadly and Life Technologies is well-positioned for a good future. So I think that’s a core part of the diligence process that we went through. But obviously, when you’re modeling 3% organic growth, as for the total business we’re making what we think are very reasonable assumptions in terms of what the entire portfolio will grow. From a is this transaction closed, yes we have this transaction is going to close we expect early next year, and we have a very strong set of advisors to get us through that process.

Jon Groberg —Macquarie Research Equities—Analyst

Okay. Thanks.

Operator

Tony Butler with Barclays Capital.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Tony Butler —Barclays Capital—Analyst

Yes, good morning, and thanks very much. Marc, just two brief questions. One is about brand and brand recognition. In previous acquisitions you’ve done, in many cases you’ve actually changed the existing brand into a Thermo brand for reasons that Thermo may have been stronger in one particular area or another. And I’m curious how you think about that from a brand perspective, especially given for example the Gibco line or some of the Invitro line products. Will those be changed to an existing Thermo Fisher brand line?

And then second to that is, when you think about the length of time before the transaction closes, often times the Company being acquired a lot of the employees start looking around. They get different jobs. In other words, a lot of the productivity at the acquiree tends to lag somewhat. And I’m curious how you think about continuing to motivate the Life employees and maybe to some degree, Greg, maybe that’s a comment that I’d love for you to be able to answer as well given the closure of the transaction being in ‘14? Thanks very much.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Greg, do you want to start with the employee piece?

Greg Lucier —Life Technologies—Chairmand and CEO

You bet. Look, the Life Technologies employees are very excited about joining forces with Thermo Fisher. There are many advantages to the combination for them. Including a mutual commitment to innovation, potentially more career opportunities for individuals to be part of a larger organization. And beyond that as I said in the previous answer, we’re going to have a series of programs in place to retain employees between the signing and the close so that we can deliver a terrific well functioning organization to Marc and his team.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So, Tony, what I’d add to that and I’ll talk about branding is we’re going to have an integration team with leaders from both companies. And they’re going to define a smooth integration that creates a compelling future for all 50,000 employees at both companies. And we’re excited about that. And we’ll do a good job of painting a very bright future. And I think even today, you get a sense of what the capabilities we have at Thermo Fisher. In terms of branding, there’s some phenomenal brand equity that Life Technologies brings. That complements Thermo Scientific Fisher Scientific and Unity Lab Services, and our integration teams will work to identify the best strategy to make sure that we don’t lose any brand equity going forward.

Tony Butler —Barclays Capital—Analyst

Thank you.

Operator

Daniel Brennan with Morgan Stanley.

Daniel Brennan —Morgan Stanley—Analyst

Hello. Thanks for taking the question, and congratulations. Just Pete and Marc, I wanted to ask the question on returns. Obviously you highlighted on the prepared remarks how your returns would on this deal would exceed your cost of capital by year four, possibly by year three. So if we think about the goals that you had set out at your Analyst Day back last year, in terms of getting to that 12% to 13% as a combined entity by ‘16, how would this deal as you float into the overall Company on a pro forma basis? How would that reconcile with that goal, and how many years in the future beyond that do you think you can still achieve that goal?

Greg Lucier —Life Technologies—Chairmand and CEO

So obviously we do have another May Analyst Meeting coming up, and I think that’s probably the appropriate time to talk about that. So we’ll be providing an update not of the integrated Company, and that won’t be the purpose of the meeting. But we will give some insight into the longer-term outlook of the combined Company.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Daniel Brennan —Morgan Stanley—Analyst

Okay. Great. And maybe in terms of the Fisher catalog Pete and Marc, can you — and Greg as well, can you remind us of how much of Life’s products are actually going through the catalog. And is that one of the opportunities that you see both on the revenue side and also on the cost side?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. So we have a strong commercial relationship between the organizations. And Life Technologies is a core supplier to our channel in Europe. And we’ve had a good relationship for many years. So, the integration teams will look at what’s the optimal way going forward. But right now, it’s business as usual in terms of the channels and the commercial approach.

Daniel Brennan —Morgan Stanley—Analyst

Okay. Great. And then maybe one more I’ll sneak in. In terms of the portfolio of Life’s assets, I know you’ve spoke glowingly about many of the businesses there and how some maybe inflecting upwards. Are there any candidates as we go forward where maybe there are some non-core pieces, should we be thinking about that at all in terms of maybe monetization opportunities? Or should we presume that complete collection of Life’s assets are kind of strategic and core to the pro forma Company? Thanks, guys.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thanks Dan. With just announcing it today, we like the portfolio that Life Technologies brings and the intention is to focus on growing it and integrating it smoothly. So at this point, there’s no intention for pruning the portfolio from either of the companies.

Operator

Derik De Bruin with Bank of America Merrill Lynch.

Derik De Bruin —BofA Merrill Lynch—Analyst

Hello, good morning. So Greg, this is a quick question for Greg, so if indeed Life is at a transition point and you think the core consumable business is going to accelerate and you’re bullish on Ion Torrent, 3% organic seems conservative in that scenario. I’m just curious, it’s like if you could get the business back to like 5%, 6%, 7% organic revenue growth then why are you selling the company now? It looks like you could get potentially bigger opportunities and a higher valuation as a standalone if you really can get the organic revenue growth back at those numbers and deliver the margin opportunities you were talking about and the capital deployment you were talking about. So I’m curious, why are you selling now?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So Derek, let me start and then obviously Greg can add. The assumptions about the 3% organic growth is what we at Thermo Fisher modeled into our numbers, so that our shareholders understand that we will generate very strong returns for them. Our aspirations and our focus is to grow the business more quickly than that, but given that like everything we want to make sure that it’s a very, very high degree of likelihood that this is an attractive deal for our shareholders. We took that view. So that was not — that’s a more conservative case, if you will, than what was presented during the diligence process.

Greg Lucier —Life Technologies—Chairmand and CEO

And Derek, what I would say to you is that we conducted a very robust process of our strategic review. And our Board came to the conclusion that this transaction would benefit all stakeholders, shareholders, employees, customers. And at it’s close, we think that this $76 price represents a great financial result for shareholders through the years.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Derik De Bruin —BofA Merrill Lynch—Analyst

Okay. I’ll get back in the queue. Thank you.

Operator

Amit Bhalla with Citi.

Amit Bhalla —Citigroup—Analyst

This is actually Adam in for Amit today. My first question, I was wondering if you could maybe talk about the percentage of Life’s products that are currently run through the Fisher channel today, and what the upside potential there is?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

It’s a very small number today. It’s probably in the order of the total channel about 1% or something of that range. And — but we see opportunities to accelerate growth from a number of ways, and I really want the integration teams for both companies to really lay out the best strategy to maximize growth.

Amit Bhalla —Citigroup—Analyst

Okay. And then I know you’ve talked a little bit about some of the succession planning, but can you provide any more details outside of Mark joining the leadership team of what’s actually happening with Life’s management team?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So it’s business as usual. Because right now we have two standalone companies, and what we wanted to assure the Life Technologies team is that their Chief Operating Officer is going to be taking on a significant role at Thermo Fisher, which allows for that expertise and continuity to continue long after the transaction closes.

Amit Bhalla —Citigroup—Analyst

All right. Thank you very much.

Operator

Isaac Ro with Goldman Sachs.

Isaac Ro —Goldman Sachs—Analyst

Thanks so much for taking the question. Just one relatively product specific question on the Ion business, can you maybe disclose a little bit about your core assumptions for growth and profitability in that business in the context of the 3% number that you’re setting as a base target?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Isaac, probably a little too much detail for today. But obviously Ion Torrent is going to be growing at a rate much faster than the 3%. And from a profitability perspective, profitability will continue to improve over time. Obviously it’s in the aggressive growth phase, so there’s significant investments to fuel that growth. But we expect that there’ll be a nice return over time.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Isaac Ro —Goldman Sachs—Analyst

Great. And then Pete, maybe a question on the synergy guidance. Can you maybe qualitatively give a sense of how much of the synergy guidance you are giving is tied to sales force versus G&A? Obviously there’s a lot of channel synergy, but at the same time Life has very unique offerings on the consumable side where you need to keep a lot of those sales reps presumably to maintain those relationships. So just breaking down sales versus G&A would be helpful.

Pete Wilver —Thermo Fisher Scientific Inc—CFO

Yes. Generally when we build synergy models, we don’t mess with customers. So I’d say a very small percentage is related to anything to do with direct to commercial facing people.

Isaac Ro —Goldman Sachs—Analyst

Great. Okay. Thank you.

Operator

Doug Schenkel with Cowen and Company.

Doug Schenkel —Cowen and Company—Analyst

So most of Life’s growth has come via Ion Torrent with really no positive contribution to operating income over the past couple of years. Keeping that in mind and Marc, your statement that Thermo has concluded through this process that Life is going through a transition period. Are there specific areas that have struggled in recent years that you are expecting to rebound? And what is the specific growth rate? Is it that 3% that we’ve been talking about that you expect Life to grow which is factored into your projections? And then finally, is it fair to assume that you will run Ion in a way that’s much more consistent with the operating discipline we’ve seen with Thermo in other areas?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. It’s a good question Doug. So when you look at the whole portfolio, we expect it to be able to grow 3%, with parts of the business growing much more quickly and other parts that have maybe a heavier academic exposure to be a little bit more muted over that period of time. So that’s baked into it. I think there are obviously scenarios that you can paint that have a more aggressive outlook on the top line, and those are the upsides that we always like to have to give to our shareholders as they materialize.

From the philosophy standpoint, obviously there’s some great innovation going on in Ion Torrent, and we’re excited about what that pipeline of innovation is. And of course, the discipline that we have at Thermo Fisher will meld into the combined Company, but without making the businesses less competitive, without making the businesses less innovative. If I think about things like some of our mass spec franchises, they’re very innovative areas, and they contribute very nicely to long-term profitable growth. So, I’m very confident that in a very orderly fashion we’ll see great momentum out of Ion Torrent and feel good about the results.

Doug Schenkel —Cowen and Company—Analyst

Okay. And then maybe one follow-up, this is probably for Greg. The strategic evaluation by your Board was acknowledged in January, and there’s some signs that this process maybe even started earlier than this. I guess the question is, why did the process take so long? There was a lot of talk in what was a highly visible process about the possibility of breaking up the business, and still some questions today as to whether part of the timing of this transaction is explained in part by the possibility of divestitures. Was that the key component in driving the timelines? Or were there other factors? Thank you.

Greg Lucier —Life Technologies—Chairmand and CEO

The Board, we think, did a very robust, thoughtful process to conduct this strategic review. It’s something that we didn’t want to rush. We made sure we considered all the alternatives. And obviously, that will all come out in our filings in due time. And we think it has concluded with a transaction that makes incredible strategic sense, and it is very positive from a financial standpoint for our shareholders.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Operator

Tim Evans with Wells Fargo Securities.

Tim Evans —Wells Fargo Securities—Analyst

Hello, thanks. Pete, let me just try a question on the return metrics just a different way. You’ve kind of been on the overall Company ROIC in the low 9% range. Can you give us a sense for just in year one how far down this transaction might take that? And then, do you expect in year four to be above where you are now?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

So in year one, it’s kind of mid 7%s. So it’s not a drastic step down in the first year. And as I said by year four, we get to 8.5%. So the 8.5% is on a little bit different basis than the 9.3%. But it should be about even I would say. About a wash.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

So Tim, so what you should think about from an ROIC perspective is that the Thermo Fisher business is going to continue to expand its ROIC by 70 to 100 basis points a year, or 70 to 90 basis points a year. Over this period of time, we get some dilution from the acquisition of Life when it closes. But that we get that portion of the investment back to 8.5% either in year three or year four depending on how aggressive the performance is. So we’ll lay out some more of that at the Analyst Meeting, but I think it gives you a sense that ROIC will continue to get better over time.

Tim Evans —Wells Fargo Securities—Analyst

Yes, great. And then just real quick on — do you expect that there’s any areas of the portfolio that you intend to invest in more aggressively from an R&D standpoint? And I’m just thinking here, should we expect the pro forma percentage of R&D to increase a little bit?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

No. I think that there will be some new opportunities because of the capabilities between the two companies that the management teams may reallocate a little bit to go more aggressively after things like companion diagnostics where both companies have strength. But not in terms of adding additional R&D resources, it would just be a prioritization of the spend.

Tim Evans —Wells Fargo Securities—Analyst

Okay. Great. Thank you.

Operator

Paul Knight with CLSA.

Brian Kip —CLSA—Analyst

Hello, this is actually Brian [Kip] on behalf of Paul. Question for you, just a follow-up, you guys had mentioned that tax rate potentially falling with the acquisition, how fast do you expect Life’s tax rate to come down to Thermo’s levels?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

It happens pretty much out of the gate. So it’s done with tax planning strategies that we put in place that are facilitated pretty much based on the purchase transaction. So it happens at pretty much on day one.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Brian Kip —CLSA—Analyst

Okay. Thank you. And just an additional follow-up. Marc, you’ve reiterated Thermo’s operating margin goals five-year goal of 50 to 100 basis point annual expansion. Do you see any adjustments to that? Life’s operating around 30%, or is this just the continued status quo?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. So that’s one that we’ll walk through all of the math. That one will be probably post close, but the reality is we’re not thinking about is obviously it’s going to be accretive to our margins just from that. And when you think about the 50 to 100 basis points it’s not because of the one-time step up because of (multiple speakers)

Brian Kip —CLSA—Analyst

Yes, I understand.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Higher margins. So that at the close early next year, we’ll walk through the goals. But I think the 50 to 100 basis points for Thermo Fisher as it is today is a good set of goals, excluding the contributions that Life Technology makes, and excluding all of the synergies and all of those positives that that is something that we’ll work through all the math in the near future.

Brian Kip —CLSA—Analyst

Perfect. Thank you very much.

Operator

Dan Leonard with Leerink Swann.

Dan Leonard —Leerink Swann & Company—Analyst

Yes, thank you. My first question, I was hoping you can give us more color around the pacing of the non public company and cost synergies. It looks like you’re only expecting $10 million out of the gate from the non public company costs.

Pete Wilver —Thermo Fisher Scientific Inc—CFO

Those percentages were for the total. So the public company costs happen relatively quickly, and they’re very skewed towards year one. The percentages I was giving you was against the $250 million for the full three years.

Dan Leonard —Leerink Swann & Company—Analyst

Yes. That’s my question. So you’re saving $75 million in public company costs, which should happen right out of the gate and you’re looking for $85 million in total cost synergies in year one. So it seems like the non public company costs are backend loaded. Is that fair?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

Yes. It doesn’t all happen day one. You’ve got some phasing obviously you’ve got to still — we’ll be doing a lot of integration planning leading up to the close, but obviously we can’t do everything. We still have to operate a separate Company, so there’s some phasing of the public company costs in the first year.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Dan Leonard —Leerink Swann & Company—Analyst

Okay, thanks. And then my follow-up question, I was hoping Greg, you mentioned you and Marc have known each other for a while, I was hoping you could give some insight into the background of the transactions. Specifically is this something that opportunistically came up because of your strategic review, or has this been in discussions for longer than that?

Greg Lucier —Life Technologies—Chairmand and CEO

So we’ve known each other for a long time, as Marc had mentioned. There is a commercial relationship in Europe the two companies have, but this particular transaction came up through our strategic review process that got publicity a few months back.

Dan Leonard —Leerink Swann & Company—Analyst

Okay. Thank you.

Operator

Steve Willoughby with Cleveland Research.

Steve Willoughby —Cleveland Research Company—Analyst

Hello, thanks for taking my questions. Just wondering regarding an update on your plans for 2013 share repurchases, your guidance for 2013 assumed I think $600 million. Just wondering if that’s still going to happen this year? And then I was wondering for the year one EPS accretion, how much of that is from tax versus other items?

Pete Wilver —Thermo Fisher Scientific Inc—CFO

So on this year’s capital deployment we get the pleasure of talking to you all again next Wednesday morning, and we’ll be giving you updated 2013 full-year guidance which would include the effects of this transaction. So we’ll wait until then to give you an update on 2013 guidance rather than giving you that piecemeal. In terms of the tax piece, obviously it is a nice piece of the benefit. It’s something in the range of I would say, I don’t know, it depends on how you look at it, it’s about 15% of the total benefit that we get from adding in the business.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thanks Steve. We’re going to take one more question.

Operator

Dan Arias with UBS.

Dan Arias —UBS—Analyst

Hello. Thanks very much for the question. I just wanted to ask two on genetic analysis. Marc, as we try to get a sense for your strategic view and just thinking about what’s mattered in past M&A negotiations in next-gen sequencing, I’m curious how you view NGS and diagnostics? How far off do you think that mainstream adoption is of that technology by the clinical community?

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Yes. I think that there are obviously areas where it’s going to move more quickly. And just from our experience in diagnostics, some takes many years for adoption. But we’re quite a believer that there are opportunities in the near-term in selective applications for diagnostics for next-gen sequencing. And I think there’s no better combination of having a $2.5 billion specialty diagnostics business with incredible channel to the market with a very strong track record of commercializing new tests and new methodologies to have the benefit of next-gen sequencing in the portfolio to do that. If you think about how we have commercialized bio-markers autoimmune tests, or allergy sales force we just have a incredible commercial capability and market development capability that should be a real asset for the combined company.

Dan Arias —UBS—Analyst

Okay. And then secondly, just wondering if you have any quick comment on Dr. Rothberg and his role in the sequencing business going forward?

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Greg, do you want to comment on that?

Greg Lucier —Life Technologies—Chairmand and CEO

Absolutely. So the Ion Torrent team is a autonomous unit inside Life Technologies. And as Marc said, between sign and close no change in how we operate that business, as well as all of the very focused incentives that team has to deliver on both their technology goals and their commercial goals. And they continue to scale on both to our expectations. So we don’t anticipate any changes to Jonathan’s role as the CEO of that business, or to the path that we’re on.

Dan Arias —UBS—Analyst

Thanks very much.

Marc Casper —Thermo Fisher Scientific Inc—President and CEO

Thanks Dan. So let me wrap it up. So thank you all for joining us today, and to discuss what we think is very exciting news for our industry. We’re looking forward to working with the Life Technologies team to complete the transaction, and I certainly am looking forward to talking to you next week during our Q1 earnings call. So thank you everyone, and have a great day.

Operator

Thank you ladies and gentlemen. This does conclude today’s conference call. You may now disconnect your lines.

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APRIL 15, 2013 / 12:30PM GMT, TMO—Thermo Fisher Scientific Conference Call to Discuss its Definitive Agreement to Acquire Life Technologies Corporation

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Investor Presentation

1 The world leader in serving science Proprietary & Confidential April 15, 2013 Thermo Fisher Scientific to Acquire Life Technologies

2
Safe Harbor Statement / Use of Non-GAAP Financial Measures
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This presentation contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions including economic conditions in the countries in which Thermo Fisher and Life Technologies sell products, and related uncertainties;
dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the transaction may not materialize as expected; the transaction not being timely completed, if completed at all; prior to the completion of the transaction, Life Technologies’ business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities;
difficulty retaining certain key employees; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is on file with the SEC and available in the “Investors” section of
Thermo Fisher’s website under the heading “SEC Filings,” and in Life Technologies’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and recent current report on form 8-K, each of which are on file with the SEC and available in the “Investor
Relations” section of Life Technologies’ website under the heading “SEC Filings”. While Thermo Fisher or Life Technologies may elect to update forward-looking statements at some point in the future, each of Thermo Fisher and Life Technologies specifically disclaims any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either of Thermo Fisher’s or Life Technologies’ respective views as of any date subsequent to today.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-
GAAP financial measures, including adjusted EPS, adjusted operating income, adjusted EBITDA, adjusted net income and adjusted
ROIC, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS, adjusted net income and adjusted ROIC also exclude certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.  We also use the non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company's performance, especially when comparing such results to previous periods or forecasts.

3
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Life Technologies by Thermo
Fisher. In connection with the proposed acquisition, Life Technologies intends to file relevant materials with the SEC, including Life
Technologies’ proxy statement in preliminary and definitive form. Stockholders of Life Technologies are urged to read all relevant documents filed with the SEC, including Life Technologies’ definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the
SEC’s web site,
http://www.sec.gov,
or for free from Life Technologies by emailing ir@lifetech.com or calling (760) 603-7208. Such documents are not currently available.
Participants in Solicitation
Thermo Fisher and its directors and executive officers, and Life Technologies and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Life Technologies common stock in respect of the proposed transaction. Information about the directors and executive officers of Thermo Fisher is set forth in its proxy statement for Thermo
Fisher’s 2013 Annual Meeting of stockholders, which was filed with the SEC on April 9, 2013. Information about the directors and executive officers of Life Technologies is set forth in the proxy statement for Life Technologies’ 2013 Annual Meeting of stockholders, which was filed with the SEC on March 15, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition (once available).

4 • Technology and Innovation Leader • Ultimate Customer Partner • Compelling Financial Profile Combination Creates Unrivaled Industry Leader

life technologies™

invitrogen
gibco
applied biosystems
ion torrent
ambion
molecular probes
novex

ThermoFisher SCIENTIFIC

5
• A global leader in life sciences
• 2012 Revenue: $3.8 billion
• 10,000 Employees
• 50,000+ Products
Key product categories
• Research consumables
• Genetic analysis
• Applied sciences
Attractive revenue profile*
Premier life sciences brands
Mix
Instruments
15%
Consumables
& Services
85%
Regions
Americas
45%
Europe
31%
APAC
14%
Japan
10%
*  Based on FY 2012 revenues
Life Technologies Company Profile

6
• Enhances scale and depth of capabilities in research, specialty diagnostics and applied markets
• Technology leadership in proteomics, genomics and cell biology
• World-class e-commerce and supply-chain infrastructure
• Industry-leading presence in high-growth emerging markets
• Attractive returns and new growth opportunities
• Meaningful synergies and strong cash flow
• Significant accretion to adjusted EPS
• Next-generation sequencing platform provides new long-term growth opportunities
Strengthens Value Proposition for Our Customers
Creates Compelling Value for Our Shareholders
Strategic Rationale

7
Products Portfolio** Geographies
Pro forma revenues: $16.3B*
*  Based on FY 2012 revenues of both companies
**Percentages calculated before inter-company eliminations
Increased recurring revenue and scale in emerging markets
Instruments &
Equipment
27%
Consumables
61%
Lab Products &
Services
35%
Services
12%
Unrivaled Industry Leadership
Life
Technologies
23%
Analytical
Technologies
24%
Specialty
Diagnostics
18%
Europe
26%
North
America
52%
Asia-Pacific
18%
ROW
4%

Thermo Fisher SCIENTIFIC

life technologies™

Thermo Fisher SCIENTIFIC

8
Research and Discovery Production
Specialty
Diagnostics
Protein sample prep
Laboratory consumables
Research chemicals
Single-use
bioprocess
technologies
Cell factories
Next-generation
sequencing
q-PCR
Capillary
electrophoresis
Cell biology
Molecular biology
reagents
Sera and media
Chromatography
Cancer
Infectious
disease
Biomarkers
Transplant
Microbiology
Allergy
Unique ability to accelerate customer innovation
Applied
Markets
Forensics
Animal health
Food safety
Environmental
Technology and Innovation Leader
Mass spectrometry
Liquid chromatography
Spectroscopy

Fisher Scientific
2011/2012

Thermo Fisher
SCIENTIFIC

9
Global key accounts and strategic
partnerships
Unparalleled customer access
Unmatched customer channels in
research and healthcare
Leading e-commerce capability
10,000 field sales and service
employees
2,700 scientists
>8,000 patents and licenses
Industry’s largest R&D budget
Commercial Reach
Deep Applications Expertise
Leading capabilities to enable
customer productivity
World-class inventory and logistics
management
Cold-chain expertise
50,000 orders / shipments every day
Operational Excellence
Ultimate Customer Partner

10
Significant opportunity to create shareholder value
Price
• Total cash consideration of $13.6 billion ($76 per fully diluted share)
• Plus assumption of Life Technologies net debt, $2.2 billion as of year-end 2012
Returns
• Attractive return profile and strong cash flow
• Adjusted ROIC* to exceed cost of capital in year 4
• Significantly and immediately accretive to adjusted EPS
• Expected to add $0.90 to $1.00 to adjusted EPS in first full year
Synergies
• Estimated to generate $275 million of adjusted operating income synergies by 3rd full year – $85 million in first full year
• Cost: $250 million by combining global infrastructure
• Revenue: $25 million by combining commercial capabilities
Tax Benefit
• Greater tax efficiencies from leveraging combined global structure
*  Adjusted return on invested capital is annual adjusted net income, excluding net interest expense, net of related tax benefit, divided by trailing five quarters’ average invested capital.
Compelling Financial Profile

11
Financing
• Fully committed bridge facility in place
• Permanent financing from available cash, and issuance
of new debt and equity prior to close
• Expected mix: $9.5 - $10 billion of cash and debt and
up to $4 billion of equity financing
Leverage
• Pro forma leverage ratio of 4.3 - 4.4x TTM adjusted EBITDA at close
• Financing structured to maintain investment-grade debt ratings
• Combined annual free cash flow of >$2.5 billion will allow for rapid reduction of debt
• Expect to achieve target leverage ratio of 2.5 – 3.0x
by end of year 2
Path to
Completion
• Life Technologies shareholder approval
• Customary regulatory approvals in relevant jurisdictions
• Expected to close early in 2014
Transaction Overview

12 • Technology and Innovation Leader • Ultimate Customer Partner • Compelling Financial Profile Combination Creates Unrivaled Industry Leader